Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of loan losses as of January 1, 2020, due to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326).

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2021